Exhibit 16.1

January 26, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Stanadyne Holdings, Inc.’s and Stanadyne Corporation’s Form 8-K dated January 26, 2010.

Except as noted in the next sentence, we agree with the statements made in Item 4.01 of the Form 8-K. We have no basis to agree or disagree with the statements made in i) the last sentence of the first paragraph, ii) the last sentence of the fourth paragraph or iii) the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Hartford, Connecticut

cc:	M. David Jones, Chief Executive Officer
Stephen S. Langin, Chief Financial Officer
Gordon H. Woodward, Chairperson of the Audit Committee